Exhibit 21
SUBSIDIARIES OF THE COMPANY
(As of April 30, 2021)1

Subsidiaries	State or Jurisdiction of Incorporation or Organization
Ainsworth Pet Nutrition, LLC	Delaware
Ainsworth Pet Nutrition Holdings, LLC	Delaware
Ainsworth Pet Nutrition Parent, LLC	Delaware
Big Heart Pet Brands, Inc.	Delaware
Big Heart Pet, Inc.	Delaware
CAFÉ Holding, LLC	Ohio
CP APN, Inc.	Delaware
DPC Pet Specialties LLC	Pennsylvania
Folgers Café Servicos de Pesquisas, Ltda.	Brazil
J.M. Smucker Holdings, LLC	Ohio
J.M. Smucker LLC	Ohio
JMS Foodservice, LLC	Delaware
Knudsen & Sons, Inc.	Ohio
Meow Mix Decatur Production I LLC	Delaware
Milo’s Kitchen, LLC	Delaware
Nature’s Recipe, LLC	Delaware
NU Pet Company	Delaware
Rowland Coffee Roasters, Inc.	Ohio
Sahale Snacks, Inc.	Delaware
Santa Cruz Natural Incorporated	California
Simply Smucker’s, Inc.	Ohio
Smucker Coffee Silo Operations, LLC	Louisiana
Smucker Direct, Inc.	Ohio
Smucker Foods of Canada Corp.	Canada
Smucker Foods, Inc.	Delaware
Smucker Foodservice, Inc.	Delaware
Smucker Foodservice Operations, Inc.	Delaware
Smucker Fruit Processing Co.	Ohio
Smucker Holdings, Inc.	Ohio
Smucker International Holding Company	Ohio
Smucker International, Inc.	Ohio
Smucker Manufacturing, Inc.	Ohio
Smucker Mexico, LLC	Ohio
Smucker Natural Foods, Inc.	California
Smucker Retail Foods, Inc.	Ohio
Smucker Sales and Distribution Company	Ohio
Smucker Services Company	Ohio
The Dickinson Family, Inc.	Ohio
The Folger Coffee Company	Ohio
The Folgers Coffee Company	Delaware
truRoots, Inc.	California
TTT APN, LLC	Delaware

1 Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2021.